Exhibit 12


                  The Taubman Realty Group Limited Partnership
               Computation of Ratios of Earnings to Fixed Charges
                          (in thousands, except ratios)


                                            Three Months Ended March 31
                                            ---------------------------
                                              1995              1996
                                              ----              ----


   Net Earnings from Continuing
     Operations                              $19,460           $20,868
        Add back:
             Fixed charges                    26,172            27,535
             Amortization of previously
               capitalized interest (1)          542               491
             Distributions in excess of
               equity in net income of
               25% owned Joint Venture          (278)             (576)

        Deduct:
             Capitalized interest (1)         (2,806)           (1,773)
                                              ------            ------
                  Earnings Available for
                    Fixed Charges             $43,090           $46,545
                                              =======           =======

   Fixed Charges
        Mortgage notes and other              $15,032           $17,102
        Capitalized interest                    2,265             1,212
        Interest portion of rent expense          986             1,272
        Proportionate share of Joint
          Ventures' fixed charges               7,889             7,949
                                              -------           -------
             Total Fixed Charges              $26,172           $27,535
                                              =======           =======

   Ratio of earnings to fixed charges             1.6               1.7



   _________________
   (1) Amounts include TRG's pro rata share of capitalized interest and amortization of previously capitalized interest of the Joint Ventures.